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                       LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

                EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                                              Six Months                            Three Months
                                                             Ended June 30                          Ended June 30
                                                   1997                   1996              1997                1996
                                                   ----                   ----              ----                ----
PRIMARY
Average shares outstanding
     (assuming conversion of
     series A preferred stock) -----            103,938,421             104,563,359      104,366,613          104,594,257
Net effect of dilutive
     stock options (based on
     the treasury stock method
     using average market price) ---              1,050,839                 962,673        1,035,028              833,633
                                                -----------             -----------      -----------           ----------
           Total shares
             outstanding -----------            104,989,260             105,526,032      105,401,641          105,427,890


FULLY DILUTED
Average shares outstanding
     (assuming conversion of
     series A preferred stock) -----            103,938,421             104,563,359      104,366,613          104,594,257
Net effect of dilutive
     stock options (based on
     the treasury stock method
     using the end of period
     market price, if higher than
     average market price) ---------              1,300,113                 962,673        1,233,313              833,633
                                                -----------             -----------      -----------           ----------
     Total shares
     outstanding -------------------            105,238,534             105,526,032      105,599,926          105,427,890


DOLLAR INFORMATION (000's omitted)
     Net Income from Continuing
       Operations ------------------            $    35,062             $   178,749      $   (47,958)         $    85,330

     Net Income --------------------                123,581                 251,467           (7,761)             111,443


PER SHARE INFORMATION
PRIMARY:

     Net Income from Continuing
       Operations ------------------            $       .33             $      1.69      $      (.46)         $       .81

     Net Income --------------------                   1.18                    2.38             (.07)                1.06

FULLY DILUTED:

     Net Income from Continuing
       Operations ------------------            $       .33             $      1.69      $      (.45)         $       .81

     Net Income --------------------                   1.17                    2.38             (.07)                1.06


     Notes:  1. Earnings per share is computed based on the average number of common shares outstanding during each period after assuming conversion of the series A preferred stock.

             2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it is immaterial.